Exhibit 10.9.1

ADDENDUM TO EMPLOYMENT AGREEMENT

     Agreement made and entered into this 28th day of February, 2005 (the “Effective Date”), by and between MasterCard International Incorporated, a Delaware corporation (the “Company”) and Robert W. Selander (the “Executive”).

W I T N E S S E T H

     WHEREAS, the Executive and the Company wish to modify the terms of that certain Employment Agreement entered into between the Executive and the Company, dated August 10, 2001, (the “Employment Agreement”);and

     WHEREAS, the Executive and the Company wish to ensure that this Addendum complies with the American Job Creation Act of 2004;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree to modify the Employment Agreement as follows:

     1. In addition to any compensation due and owing the Executive pursuant to Paragraph 3 of the Employment Agreement, subject to the Executive’s execution of a Separation Agreement and Release in material terms substantially in the form annexed to the Employment Agreement, other than any modifications which may be required to effectuate such release based upon changes in law or to preserve claims which have not yet accrued based exclusively upon the Executive’s continuing employment, if any, following the effective date of such release, the Company shall pay the Executive a lump sum payment of 10 million dollars ($10,000,000), less any payroll deductions required by law (hereinafter referred to as the “Retention Payment”) as soon as reasonably practicable following the date of the termination of the Executive’s employment, but no less than ten (10) days following the Executive’s execution and delivery to the Company of such Separation Agreement and Release, and in no event later than two and one half months following the end of the year in which the “Retention Date” occurs (as such term is defined in Paragraph 1(a) below, provided that the Executive:

(a)	remains employed by the Company (provided the Executive is then not under suspension pursuant to the terms of the Employment Agreement) in the position of CEO (or such other position to be designated by the Board of Directors of the Company (the “Global Board”)), until a date to be designated by the Global Board, in its sole discretion, occurring between and including April 9, 2010, and April 9, 2011 (the “Retention Date”);

(b)	provides to the reasonable satisfaction of the Global Board: (i) any requested assistance to the Global Board in identifying a successor CEO; and (ii) assistance, as requested in writing by the Global Board, in the process of transitioning the Executive’s duties and responsibilities to his successor through and including the Retention Date; and

(c)	the Company achieves , on average, no less than target level performance, as determined by the Compensation Committee of the Global Board and measured under the Annual Incentive Compensation Plan (“AICP”) (or its equivalent under any replacement plan), from and including 2004 through the date of termination of the Executive’s employment, but in no event later than the Retention Date. (Should the Executive’s employment terminate prior to December 31 of a given year, such partial year’s performance shall be measured based upon the AICP forecasted score utilized by the corporate finance department for purposes of accruing AICP bonus expense for the most recently completed calendar quarter prior to the Executive’s date of termination.)

     2. In addition to any payments and benefits to which the Executive is entitled pursuant to Paragraph 5(b)(i) of the Employment Agreement in the event of the Executive’s employment is terminated prior to the Retention Date due to the Executive’s death in accordance with the terms set forth in Paragraph 5(a)(i) of the Employment Agreement, the Executive’s estate, subject to execution of a release by the legal representative of the Executive’s estate substantially in the form required by Paragraph 1 above, shall be entitled to payment of a pro rata portion (based upon completed calendar quarters worked between July 1, 2004 and December 31, 2010) of the Retention Payment described in Paragraph 1 above.

     3. In addition to any payments and benefits to which the Executive is entitled pursuant to Paragraph 5(b)(ii) of the Employment Agreement in the event the Executive’s employment is terminated prior to the Retention Date due to Disability in accordance with the terms set forth in Paragraph 5(a)(ii) of the Employment Agreement, the

Executive, subject to execution of a Separation Agreement and Release by the Executive (or by the Executive’s legal representative in the event the Executive is incapacitated and incapable of executing a Separation Agreement and Release) as required by Paragraph 1 above, shall be entitled to payment of a pro rata portion (based upon completed calendar quarters worked between July 1, 2004 and December 31, 2010) of the Retention Payment described in Paragraph 1 above.

     4. In addition to any payments and benefits to which the Executive is entitled pursuant to Paragraph 5(b)(v) of the Employment Agreement in the event Executive’s employment is terminated prior to the Retention Date by the Company (for a reason other than death, Disability or Cause), in accordance with the terms set forth in Paragraph 5(a)(iv) of the Employment Agreement, or if the Executive terminates his employment with Good Reason in accordance with the terms set forth in Paragraph 5(a)(v) of the Employment Agreement, the Executive, subject to the Executive’s execution of a Separation Agreement and Release, as required by Paragraph 1 above, shall be entitled to payment of a pro rata portion (based upon completed calendar quarters worked between July 1, 2004 and December 31, 2010) of the Retention Payment described in Paragraph 1 above.

     5. Notwithstanding any contrary provision set forth in Paragraphs 6(c), (d) and (e) of the Employment Agreement and regardless of the Executive’s satisfaction of the conditions necessary for receipt of the Retention Payment or actual receipt of the Retention Payment or any pro rata portion thereof, each of the Executive’s obligations under Paragraphs 6(c) (Non-Compete) and 6(d) (Non-Solicitation) shall, in all events, continue for a period of thirty-six (36) months following the Executive’s date of termination for any reason; provided however:

     (a) in the event the Company terminates Executive’s employment for Cause, pursuant to Paragraph 5(a)(iii) of the Employment Agreement, Executive’s obligations under Paragraphs 6(c) (Non-Compete) and 6(d) (Non-Solicitation) shall continue for periods of six (6) months and twelve (12) months following Executive’s date of termination, respectively, as presently provided by the Employment Agreement following Executive’s termination for Cause; or

     (b) if Executive submits his Voluntary Resignation pursuant to Paragraph 5(a)(vi) of the Employment Agreement, but only if such Voluntary Resignation is on account of a change in strategic direction of the Company, initiated and implemented by the Global Board, following Executive’s delivery to the Global Board of advance written objection to such change, Executive’s obligations under Paragraphs 6(c) (Non-Compete) and 6(d) (Non-Solicitation) shall, be limited to a period of twelve (12) months following Executive’s date of termination.

     6. In the event the stock of the Company or of MasterCard Incorporated shall have become publicly traded on an established securities market on or before the date of the termination of the Executive’s employment, to the extent required by section 409A(2)(B)(i) of the Internal Revenue Code, any distribution required by this Addendum shall not be made before the date which is six (6) months after the date of termination of the Executive’s employment.

     7. Except as expressly modified herein, the terms of the Employment Agreement shall remain in full force and effect. Nothing herein shall be deemed to create an obligation by the Company to: (i) employ the Executive for any definite term or (ii) provide any pay or benefits to the Executive upon the termination his employment to which he was not previously entitled under the Employment Agreement, other than the Retention Payment (or pro rata portion thereof) expressly described herein.

     IN WITNESS WHEREOF, each of the Company and the Executive has executed this Addendum to become effective on the Effective Date.

MASTERCARD INTERNATIONAL INCORPORATED

/s/ Robert W. Selander	By:	/s/ Michael Michl

Robert W. Selander		Michael Michl
Executive Vice President,
Central Resources

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